Exhibit 10.10

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

Drug Discovery Services Agreement

Evotec International GmbH

and

ABIVAX SA

This agreement (“Drug Discovery Services Agreement” or “Agreement”) is by and between

ABIVAX SA, a company organized and existing under the laws of France, having its registered ofices located at 5, rue de la Baume—F-75 008 Paris (France), registered under the RCS of Paris n o 799 363 718 (hereinafter referred to as %ABIVAX” or “Client”) and

Evotec International GmbH, Manfred Eigen Campus, Essener Bogen 7, 22419 Hamburg, Germany (“Evotec”), and is effective as of September 1 st, 2017 the ‘Effective Date”.

Client and Evotec are each referred to individually as a “Party” and collectively referred to as the “Parties”.

Preamble

(A) Evotec has developed and acquired certain “Evotec Technology’ relating to the “Services” (both as hereinafter defined).

(B) Client is interested in purchasing Services from Evotec in order to have optimized leads obtained for various viral indications for further developments within the frame of a more global collaborative program (“RNP-VIN) between Client and its partners (hereinafter, the “Purpose”).

(C) After having precisely examined the needs of the Client and determined the nature, the important matter and the activities to be performed within the frame of the Purpose, Evotec is willing to provide such Services to Client.

(D) This Agreement sets forth the terms and conditions for purchase and use of the Services.

NOW, THEREFORE, the Parties hereby acknowledge, and intend to be legally bound, and otherwise be bound by proper and reasonable conduct, agree as follows:

l.	Definitions

For the purposes of this Drug Discovery Services Agreement, all terms used with capital letters shall have the meaning assigned to such terms in Section 1 below.

“Affiliates” shall mean, with respect to either Party, any Person that controls, is controlled by or is under common control with such first Party. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting

“Assay” “Assay Development”	own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person.

“Business Day/’	shall mean a testing system to detect the interaction of the Target(s) with the Compounds.

“Client Background IPO “Client Compounds” “Client Material” securities or by contract relating to voting rights or corporate governance, or (b) to shall mean the activities to be carried out by Evotec to develop, optimize or adapt an Assay to the Evotec Technology as more particularly described in the Project Description(s).

shall mean every day of the week except Saturday, Sunday and nationally recognized holiday of France.

shall mean the processes, methodology, technology, know-how provided by Client or its Partners, their

Affiliates, or on behalf
of them for the
performance of the
Services, including
but not limited to,
assay technology,
software, algorithms,
databases, screening
technology, structural
biology technology,
and chemical
technology, any other
ideas, concepts,
designs, inventions,
and expressions
embodied in, or
appurtenant to, or
derived from
(including any and all
improvements and
modifications) the
foregoing, all other
Intellectual Property
Rights licensed to
Evotec by Client or by
a Partner, their
Affiliates, through
Client, such as but not
limited to all
Intellectual Property
Rights with regard to
Compounds to be
applied by Evotec for
the sole purpose of
the conduct of the
Projects.

shall mean the
physical samples of
substances provided
to Evotec by Client or
its Partners or on
behalf of them upon
which Evotec will
perform Screening
Services or other
Services.

shall mean all physical
samples supplied to
Evotec by Client, or by
Partners or on behalf
of them including
Client Compounds,
Reagents and other
materials to be used
in the performance of
the Services as
detailed in the Project
Description(s).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

“Compounds” shall mean Client Compounds, and/or Project Compounds.

“Computational Chemistry Services” shall mean computational chemistry services to be performed by Evotec under this Agreement as specified in the Project Description(s), using Evotec’s computational chemistry tools.

“Contract Term”	shall mean the period defined in Section 11.1.

“Control(led)”

shall mean with respect to any Intellectual Property Right, that the Party controlling such right owns a transferable interest or has a license to practice such Intellectual ProPe

Right and has the ability to grant the other Party access, a license or a sublicense (as applicable) to practice such Intellectual Property Right.

“DMPK Services”	shall mean in vitro and in silico DMPK services (Drug Metabolism and Pharmacokinetics services) and biological assay support as specified in the Project Description(s).

“Services”	shall mean drug discovery activities to be performed by Evotec as mutually agreed between the Parties, including but not limited to (i) Reagent Development, (ii) Assay Development, (iii) Screening Services, (iv) Profiling Services, (v) Structural Biology Services, (vi) Medicinal Chemistry Services, (vii) Computational Chemistry Services, (viii) In Vivo Services and (ix) DMPK Services and/or combinations thereof.

“Evotec Background IP”	shall mean all Intellectual Property Rights owned or Controlled by Evotec relating to the Evotec Technology.

“Evotec Technology”	shall mean the processes, methodology or technology as employed by Evotec in the performance of the Services, including but not limited to, assay technology, software, algorithms, databases, screening technology, structural biology technology, and chemical technology.

“FTE”	shall mean the equivalent of a full time scientist

of Evotec based on [***], carried out by one or, as the case may be, more scientists of Evotec, each of whom may devote a portion of his or her time to the Project(s).

“Instructions”	means, by descending order of priority: (i) the protocol of the Project in its latest version, as defined in the Project Description, and its amendments in force, as the case may be; (ii) the reasonable and specific instructions provided by Client to Evotec from time-to-time and the ones defined under appendix to a Project Description, setting forth the relevant details in relation to the Services to be performed by Evotec and the handling instructions and storage of the Material (notably the specific reference standards, markers, methods, facilities and procedures to be followed, (iii) the standard operating procedures of Evotec that are of the highest standard of current established practice, and the other standard operating procedures agreed between the Parties, the latter prevailing; (iv) any other relevant information pertaining to the Services to be rendered by Evotec pursuant to the provisions of this Agreement,

“Intellectual Property Rights”	shall mean any discovery, invention, formulation, know-how, method, technological development, enhancement, modification, improvement, work of authorship, computer software (including, but not limited to, source code and executable code) and documentation thereof, data or collection of data, whether patentable or not, or susceptible to copyright or any other form of legal protection.

“In VIVO Services”	shall mean in vivo pharmacology activities to be performed by Evotec as mutually agreed between the Parties, including (i) single or multiple dose studies (ii) in vivo DMPK studies (iii) Pharmacodynamic studies in the fields of CNSt diabetes, inflammation, obesity, oncology and pain (iv) In vivo profiling services, (v) doserange finding studies (vi) tolerability studies and/or combinations thereof as specified in the Project Description(s).

“Licensee”	shall mean with respect to the Client or its

Partners, any Person other than Client’s liate(s), that is granted a license by the Client or its Partners to develop, make, have made, use, offer for sale and sell product(s) derived from Compounds.

“Medicinal Chemistry Services”	shall mean activities undertaken by Evotec to perform synthetic services to synthesise and/or acquire Project Compounds in order to optimise their properties as specified in the Project Description(s).

“Partner”	shall mean a Person which is involved in the overall project entitled “RNP-VIN, other than the Parties, their Affiliates and/or other Evotec subcontractors.

“Person”	shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

“Profiling Services”	shall mean the additional characterization of Compounds that interact with the Target(s) as more particularly described in the respective Project Description(s), including dose response studies or other secondary testing and retesting, and DMPK testing.

“Project(s)”	shall mean the individual Services to be provided and performed by Evotec for Client.

“Project Compounds”	shall mean a discrete organic chemical entity (i) developed and physically produced or (ii) the physical samples acquired by Evotec under this Agreement—all as delivered to Client and/or used within any Services.

“Project Compound Specification”	shall mean the specification for the Project Compounds.

“Project Deliverables’*	shall mean, with respect to each Project, the data, information, reports, Project Compounds, and other items set forth in the Project Description of such Project to be delivered by Evotec to Client in connection with the performance by Evotec of the Services specified in such Project Description.

“Project Description”	shall mean with respect to each Project, the written document to be attached to this

Agreement as an Appendix prepared in accordance with Section 2.

“Project [P”	shall mean all Intellectual Property Rights conceived, discovered, invented or made by Evotec during the course of Evotec[l]s performance of the Services in the conduct of the Projects other than Evotec IP (as defined in Section 10.4).

“Project Manager	shall mean for each Project, the project manager or designated person, set out in the relevant Project Description, who is overall responsible to manage the Project.

“Public Domain Target’	shall mean a Target which can be freely used without infringing Intellectual Property Rights.

“Reagent”	shall mean chemicals, proteins, antibodies, dyes, cells, conjugates or suchlike that are needed to perform Assay Development, Screening Services Profiling Services or other Services — other than Compounds.

“Reagent Development”	shall mean the activities performed by Evotec relating to the preparation of Reagents detailed in the respective Project Description(s).

“Regulation(s)”	means, by descending order of priority, individually and collectively, the relevant and applicable laws, regulations, the environmental, health & safety rules, the methods, practices and guidelines in force to be strictly followed for the conduct of the Services, the corresponding applicable local laws and practices, and the generally accepted scientific principles, practices in the scientific community and state of scientific knowledge (in case of discrepancy between Regulations of different rank and/or nature, the strictest Regulation(s) shall be followed).

“Results”	means, individually and collectively, any and all Project IP, Compounds, Project Compound Specifications, Project Deliverables, and any

and all other embodiement, material, data, information generated by a Patty under this Agreement, that derive from, are based on, are relying on, are composed of, relate to and/or contain any of the foregoing and/or any Client Background IP and/or Client Material, including any Intellectual Property Rights of whatsoever nature in them.

“RNP-VIN	shall mean the overall collaborative program between Client and Partners and for which the Services are performed.

“Screening Services”	shall mean the primary and/or secondary screening activities as described in the respective Project Description(s), to be carried out by Evotec to identify whether the Compounds interact with the Target(s) as more particularly described in the respective Project Description(s).

“Structural Biology Services”	shall mean structural biology activities to be performed by Evotec under this Agreement as specified in the Project Description(s), including e.g. crystallization, X-ray analysis or NMR analysis.

“Sub-Licensee”	shall mean with respect to the Client or its Partners, any Person that is granted a sublicense by the Client or its Partners to develop, make, have made, use, offer for sale and sell product(s) derived from the Compounds.

“Target”	shall mean a specific biological target to be used in the performance of the respective Screening Services or other Services as detailed in the respective Project Description(s).

“Technical information Disclosure Package” shall mean the necessary information for Evotec for the performance of a specific Project, to be provided by or on behalf of Client or its Partners for the purposes of a specific Project as agreed between the Parties.

“Third Party”	shall mean any Person other than Evotec, Client, its Partners and their respective Affiliates.

“Term”	shall mean the term of this Agreement as defined in Section 11.1.

Inconsistencies. If there is any inconsistency between a Project Description and this Agreement, the Parties expressly agree that the provisions contained in this Agreement shall prevail, except if a provision of a Project Description expressly and specifically states an intent to supersede those of this Agreement on a specific matter, such provision being applicable to such matter and such Project Description only.

References. Unless the context otherwise requires, all references to a particular Section or Appendix shall be a reference to that Section or Appendix, in or to the Agreement or Appendices as the same may be amended from time to time.

Headings. Headings are inserted for convenience only and shall have no effect on the meaning of the provisions thereof.

Appendices. The Appendices (by order or number, as the case may be) form part of this Agreement and have the same force and effect as if expressly set out in the body of the Agreement in descending order of priority. Any reference to the Agreement includes the Appendices. Any breach of the Appendices shall be deemed as a breach of this Agreement. In case of discrepancy between contractual documents of different nature and rank, the Parties expressly agree that the provisions contained in the document with the higher rank in the above order of precedence shall prevail, except to the extent that the provisions of the document of lower rank expressly and specifically state an intent to supersede those of higher rank on a specific matter.

2.	Project Descriptions

2.1 Project Descriptions. Upon request of Client, Evotec shall propose a project description for the planned project. Each proposed project description developed by Evotec shall include the following information: (i) a reasonably detailed description of the Services to be performed by Evotec; (ii) an estimated time frame for the completion of such proposed project; (iii) the Project Deliverables; (iv) pricing and payment schedule; and (v) other information which may be necessary to appropriately describe the Services to be performed by Evotec in respect of such proposed project, e.g. the number of FTEs.

2.2 Adoption of Proposed Projects by the Parties. The Parties hereby agree that each proposed project and proposed Project Description shall only be binding under this Agreement upon the written approval of both Parties. After such approval, the Parties hereby agree that (i) such proposed project will be deemed a ‘Project” for the purposes as that term is defined in this Agreement; and (ii) such proposed Project Description will be deemed attached to, and part of, this Agreement

2.3 Reports. Evotec will diligently provide the Results to Client according to the timelines defined by the project Team, upon their occurrence, according to the timelines defined in the Project Description upon reasonable request of Client and, at the latest, upon completion or premature termination of the Services, as the case may be. Evotec will prepare the Results strictly in accordance with the Instructions. If any part of the Results cannot be reported due to circumstances beyond Evotec’s control, Evotec shall report the remaining valid Results. Especially, Evotec shall deliver (i) interim project reports (the “Interim Project Reports”) and (ii) final project reports (the “Final Project Reports”) to Client’s Project Manager as specified in each Project Description and in a format agreed between the Parites. (Interim Project Reports and Final Project Reports are collectively referred to as “Project Reports”).

Each Project Report shall provide (i) a summary of the status and progress of each Project} (ii) all results, material developments and issues in respect to each Project and (iii) such other matters related to each Project as reasonably requested by the Client.

3.	Program Management

3.1 Project Manaqer(s). Evotec and Client shall each appoint a manager for each Project, who will serve as the principal point of contact between the Parties for each Project. Evotec’s Project Manager shall keep Client’s Project Manager fully informed of the progress of the particular Project. Evotec shall ensure that its Project Manager is reasonably available for telephone and face-to-face discussions with Client’s personnel. Evotec’s Project Manager shall report at least once every two weeks to Client’s Project Manager in person, by video, telephone or electronic communication. Evotec shall make all reasonable efforts not to replace voluntarily its Project Manager for the duration of the related Project.

3.2 Changes. For the avoidance of doubt the Project Managers shall not be authorized to amend this Agreement or the Appendices, including the technical details specified in the Appendices, without both Parties’ agreement.

3.3 Visiting Professionals. Client may invite additional representatives and Partners to attend meetings with Evotec and/or its Project Manager. All such representatives will be bound by terms and conditions equivalent to those of this Agreement.

3.4 Storage, archiving & Audits. During the term of this Agreement and thereafter, for the duration stated under each Project Description (or as imposed by the Regulations), Evotec shall maintain free of charge the Client Material and the Compounds to be stored and all other Results (including any raw data obtained or generated by Evotec) in the course of providing the Services hereunder, including all computerized records and files with regular back-up, in appropriate conditions according to the Instructions in a confidential and secure area protected from damage or destruction by fire, flood, theft and other perils. Evotec shall notify Client prior to the destruction of any of such and will not destroy any of such without written approval from Client, Evotec warrants the accuracy, reproducibility and the completeness of the Results, including their regular updates.

Evotec shall also permit Clients access to its premises where the Services are performed at office times with [***] notice but no more often than [***] (except in case of audit for cause) during the execution of the Service and afterward, for the duration stated under the related Project Description or imposed by Regulations), at no cost, for the purposes of Client’s (or its designee) conducting an audit of the Services, of the premises and its systems; provided that such audits shall be conducted a maximum of twice per calendar year or for cause. Evotec shall also permit any regulatory authority to inspect Evotec’s relevant records and facilities in compliance with the Regulations. Evotec shall cooperate with and provide all necessary assistance to Client and to such authority during such processes, and provide for examination and duplication all available documentation, data and information relating to the Services. Evotec shall inform Client of any inspection planned by such authorities impacting the Services and will permit Client to follow up and participate to such inspections, if authorized.

4.	Performance of the Services

4.1 Performance of Proiects. The Parties shall collaborate to perform each Project which shall comprise the provision of Services as specified in the respective Project Description(s), including Evotec’s general duty to advice as service provider.

4.2 Obliqations of the Parties. The Parties shall:

a) use all reasonable efforts to carry out their respective obligations under this Agreement; and

b) perform their respective obligations under this Agreement with all due skill, care and diligence, in a timely and professional manner, and in accordance with the estimated timetable mutually agreed between them and/or in the respective Project Description(s).

4.3 Obligations of Evotec: Evotec represents and warrants that the Services shall be carried out with the common industry standard of current established practices by suitably qualified staff and equipment within the premises agreed under the related Project Description and under the allocated timelines agreed between the parties in strict adherence to the terms and conditions set forth in this Agreement and the Project Description (including, by descending order of priority, the Regulations and the Instructions) and in compliance with all other relevant legislation and subordinate legislation rules which may from time to time be in force. The strict adherence to the Regulations and Instructions by Evotec in view of the Purpose of the Services is a material provision of this Agreement.

Unless otherwise agreed under appendix to this Agreement, Evotec shall be responsible for supplying all materials and equipment necessary to perform the Services apart from the Client Material and Client Compounds.

Evotec will not subcontract the performance of any part of its obligations other than to an affiliate (with prior notification to Client) without Client’ express prior written consent. In such a case, Evotec will audit and take all other necessary steps to verify the suitability and qualifications of such subcontractor(s), warrants that any of such subcontractors (including carriers) complies with the obligations and requirements set forth in this Agreement (in particular with the Regulations and the Instructions).

Evotec shall make its staff reasonably available to Client to respond to any questions relating to the Services or Results and provide its operating procedures upon request. Evotec will further actively, continuously and closely cooperate by supplying all useful information and advices with regard to the Purpose, and, accordingly, agrees to implement and ensure a continuous exchange of information permitting to prevent incidents and difficulties that could be detrimental to the interests of the Parties.

Evotec shall inform Client, of any unavoidable change in methodology or instrument platform, the steps Evotec proposes to take to ameliorate the situation.

Upon request, Evotec shall, and causes its collaborators and authorized subcontractors who are involved in the Services to, truthfully and accurately complete a certified disclosure of financial interests and arrangements in a form reasonably acceptable to Client. Evotec hereby acknowledges and agrees that Client may use and disclose such documents, the contractual relationship between the Parties and the financial arrangements with Evotec as necessary to comply with security laws and transparency regulatory requirements pertaining to contractual and financial disclosure of Client’s consultants and providers (especially licensed physicians and other qualified medical and paramedical workers). In the event of circumstances changes and/or that the submitted statement is no longer truthful and accurate, Evotec shall promptly submit to Client an updated statement reflecting the new circumstances.

4.4 No Guarantee of Outcome. The Parties acknowledge that, as with all research and development projects, it is not possible to guarantee that any Project will be successful or completed within a specified time-scale, or at all. In particular, it is not possible to guarantee that the Assay Development will result in a useful Assay, that the Screening Services and Profiling Services will generate any hits or the Medicinal Chemistry Services any Leads. Accordingly, Evotec shall not be liable for failure of any Project to generate any useful results provided that Evotec has used commercially reasonable efforts to carry out its obligations under this Agreement in accordance with Section 42 and has adhered to the expressed and mutually agreed Instructions and Project Description(s) in the performance of Services of each respective Project. Notwithstanding, Evotec shall inform the Client of any issue it encounters or, as per its expertise, it believes that it may hinder the performance of Evotec’s duties, increase the compensation to Evotec, the pass-through costs or delay the timelines of the Services and the Parties shall diligently meet in order to adjust the related Project accordingly.

4.5 Re-allocation of FTEs. [***]

More generally, Client shall have the right to reasonably amend from time to time the Project Description, the Instructions or the scope of the Services, for scientific, technical, contractual and/or regulatory reasons, provided that it gives Evotec reasonable written notice of such amendments in order for Evotec to be able to implement them and that such amendments are not as a whole substantially different from what have been initially agreed.

Otherwise, in the event that the amendments are substantial of such a nature that, in the reasonable opinion of the Parties, the consideration to Evotec should be adjusted/prorated accordingly, the Parties shall negotiate in good faith in order to reach an agreement on such adjusted consideration before their implementation.

In case of modification to or amendment of the Regulations, the Project Descriptions and/or Instructions, Evotec shall immediately verify that all of its collaborators and authorized subcontractors adhere strictly to such altered documentation.

5.	Client Materials

5.1 Providina Client Materials. Client shall provide Client Materials to Evotec free of charge in accordance with the timetable and the specification set out in each respective Project Description(s), and to the extent mutually agreed between the Parties as being necessary for the performance of a Project(s) by Evotec hereunder.

Client hereby represents that to Client’s knowledge, it shall have the right to transfer, or has transferred, all such Client Materials to Evotec for the purposes of performing the Services in each respective Project.

Evotec will provide Client with the requisitions for the Client Material (including their delivery timelines) and that are necessary for the performance of the Services. Evotec shall maintain a strict record of Client Material and Compounds delivered to it and shall maintain detailed records of the Results. Evotec undertakes to acknowledge receipt of all Client Material and Compounds, documents and any other data or mean provided by or on behalf of Client, in the form agreed between the Parties. Evotec will use such Material and Compounds, means and data solely for the purpose of performing the Services and not for any other purposes and will not provide them to any third party without the prior written approval of Client.

5.2 Property of Client Materials. Client Materials shall remain the exclusive property of Client. Evotec shall use Client Materials solely for the purpose of carrying out its obligations under this Agreement.

5.3 Use of Client Materials. Evotec shall not provide any of Client Materials, or any information associated with Client Materials to any Third Party. Evotec may provide such Client Materials to Services subcontractors in accordance with the terms of this Agreement (especially with Section 4.3) for providing Service. Evotec shall not use Client Materials in humans, animals, or plants, or for any purpose other than the Project’s purpose.

Except to the extent required to enable Evotec to perform the Services, Evotec hereby further agrees that it will not, directly or indirectly, reverse engineer, deconstruct or in any way analyze or determine the identity, structure or composition of any Client Materials or the properties thereof (chemical, biochemical, physical, biological or other).

Both parties acknowledge that the Client Material, Compounds and the Results are required to be handled, transported and stored in a particular manner, notably as set forth in the Instructions.

5.4 Retention of Client Materials. Unless otherwise agreed or directed by Client in writing (or, in case of other obligations of Evotec for Client Materials provided by Third Parties on behalf of Client under separate agreements with Evotec), Evotec shall retain all unused Client Materials for a period of [***] as from termination or expiry of the related Project (“Retention Period”), as included as a lump sum in the compensation of Evotec for such Project. Upon the expiration of such Retention Period, Evotec shall return or appropriately discard or destroy all such unused Client Materials as directed by Client. In case Client Material is provided to Evotec on behalf of Client or its Partners by Third Parties or a Partner under separate agreements between Third Parties and Evotec (to be previously approved by Client), these agreements may require the return of such Client Material to the providing Third Party or Partner. For the avoidance of doubt, in such a case, these agreements shall prevail with respect to Evotec’s obligation to return, discard or destroy the unused Client Materials as set forth in Section 54 (second sentence).

6.	Confidential Information

6.1 In this Agreement, subject Section 6.2:

“Confidential Information” shall mean all information disclosed to Client by Evotec or generated under this Agreement relating to Evotec IP (as defined in Section 10.4), or to Evotec’s business, technical and/or research plans as well as all information disclosed to Evotec by Client or a Partner, the Results, or that has been generated under this Agreement, notably relating to Client Background IP, Client’s and its Partner’s business, Client Material, Compounds, technical and/or research plans, Structures and/or the Project IF).

6.2	“Confidential Information” shall not include any information which:

6.2.1 is or becomes public knowledge through no improper conduct on the part of the Party receiving the Confidential Information; and/or

6.2.2 is already lawfully possessed by the Party receiving Confidential Information prior to receiving it; and/or

6.2.3 is obtained subsequently from a Third Party which is not a Partner without any obligations of confidentiality and such Third Party is in lawful possession of such information and is not in violation of any contractual or legal obligation to maintain the confidentiality of such information; and/or

6.2.4 is independently developed by the Party receiving the Confidential Information, as evidenced by such Party’s written records, without access to such Confidential Information;

62.5 is approved for release by written authorization of the original Party disclosing the Confidential Information.

6.3 Exceptions. For the purpose of Section 6.2, no information which is specific shall be deemed to be within any of the exceptions, stipulated in Section 62, merely because it encompasses more general information which falls within one or more of the foregoing exceptions.

6.4 Onus to demonstrate. The onus to demonstrate that any of the exceptions set out in Section 6.2 applies shall fall on the asserting Party.

6.5 Disclosure of Confidential Information. Each Party shall keep, and shall cause its respective employees, directors, auditors, agents, consultants, Affiliates and authorized subcontractors to keep confidential all Confidential Information belonging to the other Party and shall not, and cause the aforementioned Persons not to, use any Confidential Information belonging to the other Party for purposes other than carrying out the Project(s) and/or exercising its rights hereunder.

6.6 Permitted Disclosures. Apart from the conditions stated under art. 4.3 of this Agreement and for which Evotec hereby grants its full agreement, in the event any Party determines that it is required by law or by a regulatory authority having jurisdiction to disclose any Confidential Information, whether by way of public filing or otherwise, then that Party shall promptly give written notice thereof to the other Patty and (subject to such law or regulatory authority) permit the other the right to review such disclosure, obtain a protective order or to terminate any further discussions. Disclosures made under this paragraph shall not otherwise exempt the disclosed Confidential Information from protection under this Agreement.

6.7 Confidentialitv Term. The requirements of this Section 6 shall continue in effect for a period of [***] as from expiry or termination of this Agreement.

6.8 Notwithstanding the foregoing, each of the Parties warrants that it will comply with all applicable regulations and be abide by the most absolute secrecy standard for any personal information and trade secret of which it or any of the members of its Affiliates, their employees, representatives, servants and agents (hereinafter, individually and collectively, the “Personnel”) assigned to the performance of the Services could be aware, as provided under the European Union regulation and any other applicable comparable regulation. Evotec is also aware that Client lists its shares/securities on the stock market and that the European and French stock exchange and securities laws prohibit trading of shares and/or securities while in possession of material non-public information of Client and prohibit sharing this information with others to enable them to trade.

7.	Publicity and Company Names

7.1 Press Releases. In the event Evotec or Client wish to publish a press release relating to this Agreement, either Patty will contact the other Party to discuss the possibility of a release, and such other Party will give reasonable consideration to the request.

In any event, both Parties agree not to issue any press releases without written approval from the other Party.

7.2 Neither the Client nor Evotec shall produce or make public, any forms of advertising, sales literature or other written or oral statements in connection with, or alluding to:

a) work performed under this Agreement or the relationship between the Parties created by it, having or containing any reference to the names of Client or Evotec;

b) work having or containing the logos, trademarks or service marks, alone or as part of another name or mark, without the prior written approval of an authorized representative the other Party.

7.3 The dispositions of articles 7.1 and 7.2 shall not prevent Client from disclosing the information stated under article 4.3 and for which Evotec already grants its agreement.

8.	Delivery and Payments

8.1 Project Costs. All Project costs and fees will be invoiced by Evotec as specified in the particular Project Description on an FTE or non-FTE basis as the case may be. All sums specified in the Project Description are exclusive of Value Added Tax or any other sales tax or duties, Where applicable, the foregoing shall be payable to Evotec by the Client. All sums payable under this Agreement shall be paid in EURO unless otherwise specified in the respective Project Description. Unless otherwise stated under a Project Description, Evotec shall [***], and collect any VAT and any other relevant taxes on the sums due hereupon when applicable; the rate and amount of such taxes shall appear on the invoices for payment by Client. Invoices shall be made out in the name of Client, to the attention of its Project Manager, set out the number of this Agreement and detail the corresponding part of the Services that has been completed, with the prorated sums due in relation to their execution. Invoices shall be denominated, invoiced and payable in EURO [***]. Should Client disagree with the accuracy or justification of an invoice, Client agrees to pay the amounts for any items not in dispute and not to unreasonably withhold payment. Reciprocally in case of dispute on an invoice, Evotec agrees not to unreasonably put the Services on hold and the Parties shall meet diligently in order to sort out the disagreement with utmost good faith.

8.2 Delivery. [***]

8.3 Licenses. [***]

8.4 Interest. Pursuant to the mandatory provisions of articles I-.441-3 and L.441-6 of the French “Code de Commerce”, in case of late payments or non-payment of one or several invoice(s) within the fixed term, Evotec reserves the right to charge interests, as from the notification of the non-payment and without the necessity of a reminder, [***].

8.5 Withholding Tax. All sums payable under this Agreement shall be paid in full without any deductions (including, but not limited to, deductions in respect of items such as income, corporation, or other taxes, charges and/or duties) except insofar as Client is required by law to deduct withholding tax from sums payable to Evotec. If Client is required by law to deduct withholding tax, then Client and Evotec shall co-operate in all respects and take all reasonable steps necessary to (i) lawfully avoid the making of any such deduction or (ii) to enable Evotec to obtain a tax credit in respect of the amount withheld.

8.6 The pass-through costs detailed under each Project Description represent Evotec’s best estimate at the time of execution of such Project Description. For the avoidance of doubt, any upward variation of pass-through costs shall be reviewed with Client and implemented following Client’s consent.

8.7 The consideration by Client to Evotec, as agreed under each Project Description, includes, as a lump sum, compensation to Evotec for any Evotecls expenses and overheads incurred for the purpose of this Agreement and the related Project, including the storage of Client Material, Compounds, Results and other data, if any, for the use of any Intellectual Property Rights in carrying out the Services during the term of this Agreement, and the full transfer of the Intellectual Property Rights on the Results to Client. Evotec agrees not to invoke any right, know-how, and improvement against Client or any of its assignee as a result of the subsequent exploitation of the Results.

8.8 The Parties acknowledge and agree that the consideration to Evotec constitutes, as good and valuable consideration, fair market value for the Services performed, do not take into account the past, present, or future volume or value of any business or referrals between the Parties, and are not being given, directly or indirectly, as an inducement or reward with respect to the formulary placement of any of Client’s or its Partners’ product(s) or approval of their registration.

9.	Warranties

9.1 Representations and Covenants of the Parties. The Parties hereby agree to each of the following:

9.1.1 Compliance with Law. The Services will be conducted in compliance with all applicable federal, state, local, international, health authority and institutional laws, rules, regulations, orders and guidelines. Each Party shall do all things necessary to obtain, in a timely manner, all licenses and approvals required to conduct the Services.

Evotec will record all data generated in performance of the Services in laboratory notebooks that are separate to other laboratory notebooks or records. Alternatively, Evotec may record such data in electronic laboratory notebooks, in accordance with an internal laboratory notebook process, in line with electronic notebook data collection and storage standards and safeguards common to the industry, for performing Services of the nature contemplated under this Agreement.

9.1.2 Conflicting Obligations. Neither Party has, to the best of its knowledge, granted any right or entered into any agreement or understanding with any Third Party that conflicts with either Party’s obligations or rights under this Agreement, nor will either Party do so during the term of this Agreement. Evotec especially represents that to its knowledge (i) it owns or holds sufficient rights in the elements required for the performance of the Services, (ii) it has not assigned and will not assign on an exclusive basis all or part of the Intellectual Property Rights in the Services and in the Results, (iii) the Services are not infringing upon a pre-existing work, of any nature whatsoever and (iv) it has complied, if applicable, with the Intellectual Property Rights of Third Parties, especially on the software, patents, copyright and trademarks.

9.1.3 Further Assurances. Each Party shall execute such further documents, instruments, and assurances, and take such further actions as the other Party may reasonably request from time to time to better enable the other Party to exercise its rights under this Agreement.

9.2 Assignment of Rights. As far as permissible by the applicable law, Evotec warrants that each of its Personnel, including its employees, students, representatives, agents, consultants, allowed subcontractors (in accordance with Section 4.3) or any other Person engaged in performing the Services has entered or will enter into an agreement which provides for the assignment to Evotec of all Project IP and Results made, conceived of or reduced to practice by such employee, student, representative, agent, consultant, allowed subcontractor or any other Person in the performance of the Services under this Agreement . Unless agreed otherwise or other than those that may be specifically listed or referenced herein, no license or other Intellectual Property Right to Project IP is granted to Evotec by implication or otherwise, by virtue of this Agreement. All use of Project IP by Evotec or its employees, representatives, agents, consultants, allowed subcontractors or any other Person engaged in performing the Services will at all times inure to the benefit of Client,

9.3 Skills and training. Evotec will ensure (i) that its staff employed in providing the Services have the necessary skills and training to provide the Services, and (ii) that Evotec’s facilities and equipment used by the staff to provide the Services are of an appropriate standard.

9.4 Safety Hazards. If either Party becomes aware of any safety hazards that relate to any of the deliverables, it shall promptly notify the other Party by providing all information in its possession or control concerning such safety hazards.

10. Ownership of Intellectual Property

10.1 Ownership of Results. As included as a lump sum in the consideration to Evotec, 3 Client shall own all Results and Project IP, including Compounds, results of testing, associated reports and materials generated during testing, including tapes, printouts, data sheets, images, and the like, and Evotec hereby assigns all Results to Client, including all patents, copyrights, trademarks and trade secrets and other proprietary rights and in any ideas, concepts, designs, inventions and expressions embodied in or appurtenant to such Results, as far as permissible by applicable law. Such ownership shall, and hereby does, inure to the benefit of Client from the date of the conception, creation, reduction to practice or fixation in a tangible medium of expression, as the case may be. All copyrightable aspects of such Results and Project IP shall be considered as work made for hire (where applicable), and all rights, title and interest in and to such Results is and shall be transferred to and vested in Client without any additional compensation to Evotec or its Personnel, and Evotec shall render reasonable assistance as needed to give effect to such transfer, at Client’s sole cost and expense. To the extent any rights in the Results or Project IP cannot be assigned to Client by Evotec, Evotec hereby grants to Client a perpetual, irrevocable, worldwide, royalty-free, exclusive, transferable license free and clear of any other liens and encumbrances with the right to sublicense through multiple tiers to practice such non-assignable rights in any manner for any purpose. Evotec shall have no ownership or other interest in any Results and Project IP. Evotec also agrees that it will, and will cause its Personnel to, promptly notify Client of any intellectual property developed or otherwise included as Results or Project IP and to provide reasonable assistance, at Client’s expense, in the procurement or enforcement of any such Intellectual Property Rights. Upon the reasonable request of Client, Evotec shall execute such documents deemed necessary by Client and assure that all ownership or other interests of the Results and Project IP vest in Client. Client shall reimburse Evotec for all reasonable out-of-pocket costs and expenses actually incurred by Evotec to execute and deliver to Client any such document referred to immediately above.

10.2 Notification and Delivery of Project IP. Evotec shall inform Client of, and deliver, all Project IP to Client through the Project Reports or as otherwise agreed.

10.3 Exemptions.

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In case and as long as the Target and/or the Compounds are exclusively owned or Controlled by the Client, Evotec will not perform Structural Biology Services to Third Parties on such Target and/or Compounds.

Notwithstanding the foregoing, Evotec shall be free to perform Structural Biology Services on the Public Domain Target either alone with no ligands bound or within complexes with any ligands other than Compounds owned or Controlled by the Client.

For the avoidance of doubt, in case the Target is a Public Domain Target but a Compound is owned or Controlled by the Client, Evotec shall be free to perform Structural Biology Services on such Target on compounds other than the Compound owned or Controlled by the Client.

In case the Structure of a particular Public Domain Target is owned or Controlled by Evotec, Evotec will grant to Client a non-exclusive, worldwide, perpetual, irrevocable, sub-licensable and assignable license to use such Structure of the Public Domain Target to the extent necessary to develop, register and commercialize Results, Client IP and Project IP.

10.4 Ownership of Evotec IP. The Purpose of this article 10 is not to deprive the rights for Evotec to reuse the experience acquired in the performance of the Service and except as provided in this article, Client is not granted any right in Evotec Background IP. Except as specified below in this clause, Evotec will own any improvement to Evotec’s own Intellectual Property Rights Evotec makes in performance of the Services as long as it does not cover any Results, Client Background IP, Material, Compounds, Results, Project IP, Evotec manufactures for Client or Client’s formulation or method of manufacture (any such improvement and Intellectual Property Rights together with Evotec Background IP and Evotec Technology referred to as “Evotec IP”). In producing Compounds, Project IP and other Results, Evotec shall not incorporate into them any Evotec Background IP and/or Evotec Technology except such parts as may be approved in advance by Client as specified in the applicable Project Specification as Evotec Background IP and/or Evotec Technology. With respect to Evotec Background IP and Evotec Technology incorporated into the Results, which are approved in advance by Client as specified in the applicable Project Specification, Evotec hereby grants to Client, in the case of Evotec Background IP and/or Evotec Technology, an unrestricted, royalty-free, fully paid, perpetual, irrevocable, world-wide, non-exclusive, assignable right and license to such Evotec Background IP and Evotec Technology that is necessary to exploit the Results and Project IP (including development, registration and commercialization). Such rights shall extend to Client’s present and future Affiliates, Partners, successors and assigns.

Evotec will not in any way seek to rely on any Evotec IP which it may have to prevent Client from exercising any right or using the Project IP or Structures owned by the Client under this Section 10.

Client acknowledges that Evotec will make all reasonable inquiries but does not guarantee that, to Evotec’s knowledge, a Third Party has not filed any patent application or will not file any patent application on any Compound, hit, or their manufacture, use or formulation.

10.5 Ownership of Client Background IP and license. Client shall own all Client Background IP. Evotec shall have no ownership or other interest in any Client Background IP. Client grants to Evotec a limited non-exclusive, royalty-free, nontransferable, license to use Client Background IP solely for the purposes of carrying out its obligations under this Agreement. The limited non-exclusive, royalty-free, non-transferable license expires either the day that the particular Project is completed or the last day of this Agreement, whichever day occurs first.

10.6 Know-How in the Public Domain. Nothing contained in this Agreement shall restrict, hinder or prohibit the right of either Party to use any know-how, data or information of the other Party which is freely available and in the public domain.

10.7 Support. Client shall have the exclusive right but not the obligation to initiate and file for patent or other Intellectual Property Right, prosecute, maintain and defend any and all patentable or otherwise registerable ideas and concepts with respect to Project IP that it owns (exclusively pursuant to this Agreement). Evotec will report in writing to Client any and all Results and Project IP through the Project Reports or as otherwise agreed.

Evotec agrees to assist Client, at Clients expense, to obtain and from time to time enforce and defend the Results and Project IP in any and all countries, and to execute all documents reasonably necessary for Client or any designee to do so.

10.8 Riqhts. Each Party shall have the right to grant, sell, license or otherwise transfer in whole or in part any of the Intellectual Property Rights which it owns in accordance with the terms and conditions of this Agreement.

10.9 No Implied Riqhts. Except as provided in this Agreement, no express or implied licenses or other rights are provided by either Party to the other under any patents, patent applications, trade secrets or other proprietary rights of a Party herein.

11. Term and Termination

11.1 Term of Druq Discovery Services Agreement. This Drug Discovery Services Agreement shall become effective on the Effective Date and shall continue in effect until December 31th, 2021 unless renewed by the Parties or terminated in accordance with Section 11.2 to 11.4 below.

11.2 Termination of Agreement or Projects,

11.2.1 Subject to Section 11.2.2, either Party to a particular Project may only terminate such Project in the event of breach of any of its requirements by the other Party and failure of the other Party to remedy such breach within [***] of receipt of written notice specifying the breach (or, if the breach cannot reasonably be remedied within such [***] period, failure by the other Party to make good faith efforts diligently to pursue completion of remedy).

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11.2.2 The Parties may agree to terminate a particular Project with immediate effect or in accordance with a specific schedule if the Parties mutually agree that the Project is technically not feasible.

11.2.3 Upon [***] prior written notice, Client may terminate the Agreement or any Project at any time with or without reason, in which case Client shall pay to Evotec all prorated sums due pursuant to the consideration stated under the related Project description, in relation to the parts of the Services that have already been performed and that cannot be cancelled, mitigated (or otherwise re-implemented elsewhere or on another Project) at the date of termination, and to reasonable documented expenses previously agreed by Client and irrevocably committed prior to the notice of termination and that cannot be cancelled or otherwise reduced or elsewhere reallocated by Evotec. In case the payment by Client appears to be in excess of the total compensation which would have been due to Evotec for the part of the Services duly performed, Evotec agrees to reimburse Client for the excess payment within [***] of receipt of said notification.

By the way of an exception, Client may postpone or terminate one or more Project(s) in full or in part with or without reason (such as but not limited to RNP-Vir Program constraints or parts of the program put on hold, Partner’s decisions, re-allocation of resources for other Projects, unviability of a project for technical or financial reasons, increase of costs, Go/No-Go decisions and/or decision to suspend the related development, etc). In such a case, Client will be able to reduce the number of FTE on Project(s) to a minimum of [***], with a

✓ notice period of [***];

11.2.4 Temination of a specific Project will be effective only as to such specific Project, as the case may be, and shall not affect the validity of this Agreement or the continuation of other Projects; provided however, that such reason for termination by a Party in a specific Project is not tantamount to a material breach of this Agreement. In such case, either Party may have the right to terminate this Agreement pursuant to Section 11.3.1 below.

11.3 Termination of Drug Discovery Services Agreement.

11.3.1 Evotec or Client may only terminate this Agreement immediately by giving written notice to the other Party in the event Evotec or Client (a) files a petition in bankruptcy or is adjudicated as bankrupt or insolvent under applicable law; or if a petition in bankruptcy is filed against such Party and that proceeding is not terminated within [***] of being instituted; (b) makes an assignment for the benefit of creditors; (c) applies for or consents to the appointment of an administrator, administrative receiver, or receiver or similar official appointed over the whole or any significant part of its business and assets and is unable to pay its debts generally as they become due; or (d) makes an order or passes or proposes a resolution for winding-up Evotec or Client (except for the purposes of a valid amalgamation or reconstruction), or upon or after the breach of any material provision of this Agreement by the other Party.

11.3.2 With respect to each Project and subject to Section 11.2.3 above, this Drug Discovery Services Agreement will in any event remain in force until the respective Project expires or is terminated.

11.4 General Effects of Termination. The termination of this Drug Discovery Services Agreement or any individual Project shall not affect the obligations of either Party in relation to activities which have been rendered or payments made by a Party prior to such termination, including without limitation, Client’s ownership rights to Project IP and Evotec’s obligation to assign all Project IP to Client as further expressed in Section 10 herein.

All provisions of this Agreement which must survive in order to give effect to its intent or meaning will survive termination or expiration of this Agreement.

The provisions of Section 6 (Confidential Information) shall survive the expiration or termination of this Agreement in accordance with Section 6.7.

11.5 Specific Effects of Termination.

11.5.1 Termination of this Agreement or an individual Project shall be without prejudice to any rights of action which may have accrued to either Party,

11.5.2 Subject to Section 11.2.3 and 11.3.2, upon termination, all rights and obligations of the Parties under this Agreement or one or more individual Projects, as the case may be, shall terminate unless specified in this Agreement or the individual Project(s) to survive termination, except for Client’s ownership rights and Evotec’s related obligations in accordance with Section 10 and 11 and Clients obligation to pay Evotec for any amounts due in accordance with Section 11.5.1.

upon termination of this Agreement or an individual Project by Evotec or Client for any reason, the Parties shall, in good faith, work out a transition plan to wind down their respective work, return materials to each other, complete and deliver required reports and accountings, and settle any other outstanding issues; provided that, it is agreed that Evotec shall produce without compensation a final report, which will contain the intermediate results of the related Services and all the data available up to the date of termination and more generally that each Party is obligated to return to the other Party, or destroy all Confidential Information of the other Party in its possession, and in the case of Evotec, Client Materials and Compounds. Also, except in case the related item is to be stored or archived by Evotec upon expiry of a Project, Evotec shall immediately return to Client any and all Results, data and information generated in written form of whatsoever nature, the Confidential Information of the Client and of its Partners, the Client Material and Compounds which is in the control of Evotec.

12.	No Consequential Damages, Liability, and Indemnification

12.1 No Consequential Damages. Neither Party shall be liable to the other Party for any consequential, special, incidental or indirect damages arising out of the activities contemplated hereunder or resulting from breach by the other Par-W of its obligations under this Agreement, even if a Party has been advised of the possibility of such damages, except in case of gross negligence or wilful misconduct of such Party.

12.2 Except otherwise stated herein, Evotec shall have no liability whatsoever to Client or any designee whether in contract or tort, for any loss or damage arising out of any future development, exploitation, use or other activity relating to the deliverables provided by Evotec hereunder on behalf of Client or any designee, or its/their respective licensees, transferees or assignees, unless due to [***].

Except in case of gross negligence or willful misconduct of Evotec, Evotec’s total liability to Client in respect of any matters arising out of or in connection with this Agreement shall not exceed [***].

12.3 Article 12 shall not operate to include or limit any liability which Evotec is prohibited by law from excluding or limiting, including liability for death or personal injury caused by the negligence of Evotec.

12.4 Evotec shall indemnify, and keep fully indemnified, Clients officers, directors, governing board members, professional staff, employees, and agents and their respective successors and assigns (the “Client Indemnitees”) against any and all actions, suits, demands, judgment, deficiencies, claims, liabilities, damages, losses, costs or expenses (including reasonable legal expenses and experts’ fees) incurred by, asserted against, suffered by or imposed on Client Indemnitees or any one or more of them as a result of or which arise from or in connection with the negligent acts and/or omissions of Evotec, its Affiliates or their Personnel or authorised subcontractors, or the breach of any of their obligations contained herein.

For the avoidance of doubt, Evotec subcontractors’ acts and omissions shall be deemed acts or omissions of Evotec under this Agreement. Thus, Evotec shall indemnify and hold harmless Client from any and all damages, claims or liabilities caused by any of such subcontractor’s acts or omissions.

12.5 Client shall indemnify, and keep fully indemnified, Evotec’s officers, directors, governing board members, professional staff, employees, and agents and their respective successors and assigns (the “Evotec Indemnitees”) against any and all actions, suits, demands, judgment, deficiencies, claims, liabilities, damages, losses, costs or expenses (including reasonable legal expenses and experts’ fees) incurred by or imposed on the Evotec Indemnitees or any one or more of them arising out of any Third Party claim, action, demand or judgment (“Claim”) incurred by, asserted against, suffered by or imposed on Evotec Indemnitees or any one or more of them as a result of or which arise from or in connection with the negligent acts and/or omissions of Client and its Partners, Client or its Partners use of any Results and/or Project IP, or the breach of any of their obligations contained herein, but only to the extent such claim does not result from, or arise out of, Evotec Indemnitees acts or omissions or an action for which Evotec is obligated to indemnify Client pursuant to previous Section. Notwithstanding, Client’s total liability to Evotec Indemnitee in respect of any Claim arising from negligent acts and/or omissions of Client and its Partners or the breach of any of their obligations contained herein shall not exceed twice the total amount paid to Evotec under this Agreement or, if the matter arises only out of a particular Project, twice the total amount paid to Evotec under the particular Project.

12.6 Evotec shall, for the duration of this Agreement and for [***] thereafter, at its own expense, maintain professional and general insurance policies in an amount reasonably adequate in accordance with prudent insurance practice to cover its obligations hereunder notably in respect of all claims which may arise out of any error, act or omission in the rendering of the Services. Evotec will provide to Client a certificate showing that such insurance is in place.

12.7 The indemnification obligations pursuant to this Article 12 shall survive the expiry or termination of this Agreement.

13 : RELATIONSHIP, INDEMNITY & COMPLIANCE

EVOTEC shall at all times act as an independent contractor to Client. Thus, this Agreement shall not be construed in any way to: (i) constitute an employer/employee, agency, joint venture or partnership arrangement in any shape or form between the Parties and/or their Personnel; or (ii) authorize either Party to act, make commitments, bind, contract or incur any obligation or liability on behalf or for the other nor shall it hold itself out to third parties as having such authority or power. Furthermore, each Party shall act in its own name, within the limits of the assignment hereby entrusted and remains solely responsible for its acts, assertions, commitments, services, products, agents and employees.

As an independent contractor, Evotec further acknowledges and agrees that: (i) it shall not be entitled to any pension, bonus or other fringe benefits from Client; and (ii) it shall take care of, pay and be solely and exclusively liable for any and all fiscal, social and special obligations and charges, taxes, levies or dues required to be paid (a) on any amounts paid to Evotec by Client (including value added or similar taxes, if applicable) and (b) in connection with the exercise of its activities. It undertakes to provide Client with all relevant documentation stating Evotec’s responsibilities to and compliance with such obligations.

Nothing in this Agreement shall be construed as preventing Evotec from entering into negotiations with or being appointed by other persons or entities to provide services similar to the Services. Notwithstanding, Evotec hereby represents and warrants: (i) that the execution and performance of this Agreement does not conflict with or constitute a default under any applicable laws, regulations, codes of practices, policy, agreement, arrangement or understanding to which Evotec is a party or by which it is bound, and in particular, shall satisfy any legal or regulatory condition, filing, notices, proceedings, precedent to implementation of this Agreement; (ii) it is not subject to, or a party to, and will not enter into, any agreement, covenant, understanding or restriction that would prohibit him from executing this Agreement or in any way prevent it from fulfilling its obligations hereunder; (iii) not to enter into any of the foregoing which could result in creating a conflict of interest or in any other person or entity having any interest or rights in the results of the Services. In that respect, Evotec acknowledges that the provision of Services is fully compliant with any and all policies, procedures, guidelines or directives of Evotees Affiliates, group, institution or association of which Evotec is a member or subject to, and of any government institution or agency, with which Evotec is affiliated. If required by law or by such entity(ies), Evotec has discussed this Agreement with such entity(ies) and received all consents necessary to execute this Agreement, proceed with the Services and receive compensation and reimbursement of expenses. Evotec will also inform Client of any potential conflict of interest between the provision of the Services and any other work and Evotec shall segregate work done under this Agreement from work performed on behalf of any of such entity(ies), or done with government funding so as to minimize any conflicts with non-disclosure obligations or ownership of rights. Evotec shall also inform Client of any of such regulations in its country of residence that Client shall comply with, including any declaration to be filled to any health authority or authorization to obtain from it. Evotec shall indemnify and hold harmless Client from any and all claims or liabilities caused by Evotec’s disrespect of any of such regulations, including fiscal and social obligations.

Evotec warrants that: (i) it and (to its knowledge) its Personnel and authorized subcontractors have not been (nor threatened to be) debarred under the Generic Drug Enforcement Act (or under any similar debarment procedure) and that they will not become debarred for the duration of this Agreement; (ii) they have not a complaint filed against them by any enforcement agency, which complaint alleges either felony, criminal acts of a violent nature or any crime relating to the practice of medicine; (iii) they have not and will not make any payments and/or provide any advantages to any elected or nominated officials, political parties or representatives of any authority for the purpose of influencing any act or decision in furtherance of the business of Client; (iv) they have not taken and will not take any action, directly or indirectly, that would result in a violation of any applicable anticorruption laws, rules or regulations; (v) they have conducted their businesses in compliance with such laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

14.	Miscellaneous

14.1 Force Majeure. The Parties shall not be liable toward the other for a postponement or failure to perform any of its obligations insofar as it is able to prove that such failure or postponement was due to an unforeseeable and external impediment beyond its control, provided the affected Party informs immediately the other Party of the affected obligation(s), and of the causes and probable duration of such impediment. The Parties will meet and make all reasonable endeavors to circumvent as far as possible such impediment in the performance of the related obligation(s) which will be suspended for the duration of such impediment and to do their best to avoid the loss to the Parties. If such impediment lasts for more [***], then Client may terminate this Agreement and Sections 1 1.4 and 1 1.5 shall apply in utmost good faith between the Parties.

14.2 Assignment. Neither Party may assign its obligations under this Agreement without the prior written consent of the other Party. However, both Parties may, without such consent assign this Agreement, and its rights and obligations hereunder, to any successor in interest (whether by merger, acquisition, consolidation, operation of law, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates.

14.3 Entire Drug Discovery Services Agreement: Amendment. This Agreement constitutes the entire agreement between the Parties relating to the Services and all prior understandings and agreements relating to the Services are superseded hereby from the Effective Date. The Parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty, representation or term which is not set out in this Agreement.

This Drug Discovery Services Agreement (including this Section 14) and the attached Appendices may not be amended except by mutual agreement by the Parties herein as expressed in writing signed by authorized representatives of the Parties.

No general terms of sale or of services of any kind or other statement, representation, promises, or inducement not included in this Agreement shall apply to the Agreement. For the avoidance of doubt, no Project Description, invoice or any other document shall be deemed to vary the terms of this Agreement or any Appendix, unless explicitly stated otherwise and confirmed by authorized representatives of the Parties.

14.4 No Waiver. Any failure of a Party to enforce any provision of this Agreement shall not be deemed a waiver of its right to enforce such provision on any subsequent occasion. No waiver of any provision of this Agreement shall be valid unless it is in writing and is executed by the Party against which such waiver is sought to be enforced. A waiver by any of the Parties of any provision of this Agreement will not be construed to be a waiver of any succeeding breach thereof or of any other provision of this Agreement.

14.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect. In case the invalid provision(s) was (were)

material and its (their) suppression would challenge the contractual balance, the Parties shall use their best efforts to negotiate in good faith a common acceptable wording in replacement of the void or unenforceable provision that is consistent with applicable law and regulation and respects the spirit of the initial engagement of the Parties. It is the intention of the Parties that such provisions be replaced, reformed or narrowed so as to achieve, as nearly as possible, their original business purpose to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

14.6 Governing Law. The laws of [***] (without giving effect to its conflict of laws principles) govem all matters arising out of or relating to this Agreement (including, without limitation, its interpretation, construction, performance, and enforcement).

As exclusive place of jurisdiction for any disputes arising from or in connection with this Agreement, the Parties agree on the courts of [***]

14,7 Conciliation. The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation between executives who have authority to settle the dispute.

The executives must be at a higher level of management than the persons with direct responsibility for administration of this Agreement. Thereafter, any disagreements that prevail for more than [***] should be settled before court.

14.8 Independent Contractors. It is expressly agreed that Evotec and Client will be independent contractors and that the relationship between the parties will not constitute a partnership or agency of any kind. Neither Evotec nor Client will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding for the other Party, without the prior written consent of the other Party.

14.9 Notices. All notices and other communications provided for under this Agreement will be in English in writing sent as PDF via e-mail in advance. Originals are sent without undue delay by airmail as a default unless overnight delivery service is requested, and in each case will be addressed to the parties at the following addresses:

For Evotec:	For Client:

Evotec International GmbH	ABIVAX SA

Attn. Legal Department	CEO

Essener Bogen 7	5, rue de la Baume

22419 Hamburg	F-75011 Paris

Germany	(France)

Fax: +49 40 56081 222

14.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, each of which will be binding when sent, and in each case an original will be sent via overnight courier.

IN WITNESS WHEREOF, Evotec and Client have executed this Agreement by duly authorized representatives as of the Effective Date.

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